EXHIBIT 99.1

Capstone Green Energy (NASDAQ: CGRN) Reports Second Quarter Fiscal 2022 Financial Results

Total Revenue Grew 15% Quarter-Over-Quarter, 14% Year-Over-Year, and 7% Sequentially

Book-to-Bill Ratio of 1.3:1 for the Quarter with New Gross Product Orders of $10.8M

Webcast to be Held Today, November 10, 2021 at 1:45 PM PT; 4:45 PM ET

VAN NUYS, CA / ACCESSWIRE / November 10, 2021 / Capstone Green Energy Corporation (www.CapstoneGreenEnergy.com) (NASDAQ:CGRN) ("Capstone," the "Company," “we” or “us”), a global leader in carbon reduction and on-site resilient green energy solutions, today announced financial results for its fiscal year 2022 second quarter ended September 30, 2021.

Financial Highlights of Fiscal Year 2022 Second Quarter:

●	Total revenue in the quarter was $17.2 million, up 15%, compared to $14.9 million in the second quarter last year and total revenue for the six months ended September 30, 2021 was $33.3 million, up 14%, compared to $29.1 million for the six months ended September 30, 2020.
●	New Gross Product orders of $10.8 million in the second quarter compared to $8.2 million in the first quarter, representing a positive Book-to-Bill Ratio of 1.3:1.
●	The long-term microturbine rental fleet increased 1.0 megawatt (MW) to 13.1 MWs from 12.1 MWs during the quarter as the Company continues to execute against its plan to increase the fleet to 21.1 MWs by March 31, 2022.
●	Total cash and cash equivalents as of September 30, 2021 were $38.3 million, a decrease of $11.2 million, compared to $49.5 million as of March 31, 2021.
●	Net loss was $6.0 million for the quarter, compared to a net loss of $4.2 million in the second quarter of fiscal 2021.
●	Adjusted EBITDA was negative $2.7 million for the quarter, compared to Adjusted EBITDA of negative $1.9 million in the second quarter of fiscal 2021.

“We remain laser-focused on revenue growth and our efforts are showing in the results, with year-over-year, quarter-over-quarter, and sequential revenue growth," said Darren Jamison, President and Chief Executive Officer of Capstone Green Energy. “Growing our rental fleet is a pillar of our Energy as a Service and recurring revenue strategy, and we announced during the quarter that we expanded our long-term rental fleet from 12.1 MW to 13.1 MW, and in October we announced additional contracts for 3.2 MW of long-term rentals, and our goal of expanding the rental fleet to 17.1 MW by December 31, 2021.  This is vital as we continue towards our objective of growing the fleet to 21.1 MW by March 31, 2022, the end of our fiscal year,” concluded Mr. Jamison.

“Our ability to continue to grow our Energy as a Service business, which includes rentals; long-term service contracts; spare parts; and the Distributor Support Subscription fee, are all key to our long-term strategy, as these recurring revenues drive higher margins and better predictability than a traditional product sale,” stated Eric Hencken, Chief Financial Officer of Capstone Green Energy.

Financial Results for Fiscal Year 2022 Second Quarter

Total revenue for the quarter was $17.2 million, an increase of $2.3 million, from $14.9 million in the second quarter of fiscal 2021. Total revenue for the six months ended September 30, 2021 was $33.3 million, an increase of $4.2 million from $29.1 million in the six months ended September 30, 2020. Both the quarter and year-over-year increases were primarily due to a higher volume of both product and parts revenue, as the prior year periods were more adversely impacted by the global COVID-19 pandemic.

Gross margin as a percentage of revenue decreased to 16% in the second quarter, compared to 17% in the same period last year, primarily due to lower overhead expenses in the prior period as a result of the Company’s COVID-19 Business Continuity Plan. This decrease was partially offset by higher revenues. Gross margin as a percentage of revenue decreased to 16% in the six months ended September 30, 2021, compared to 20% in the same period last year, primarily due to lower overhead expenses in the prior period as a result of the Company’s COVID-19 Business Continuity Plan, which consisted of pay cuts, furloughs, and other cost-cutting measures. Additionally, Factory Protection Plan margins were higher in the six months ended September 30, 2020 primarily due to site shutdowns caused by the pandemic, which delayed servicing events.

Operating expenses for the quarter were $7.4 million, an increase of $1.9 million, from $5.5 million in the same period last year. Operating expenses for the six months ended September 30, 2021 were $13.6 million, an increase of $4.2 million from $9.4 million in the same period last year. Both the quarter and year-over-year increases were primarily due to lower overhead expenses in the prior period as a result of the Company’s COVID-19 Business Continuity Plan, as well as a one-time legal settlement of $0.8 million during the second quarter of fiscal 2022.

Net loss was $6.0 million for the second quarter of fiscal 2022, compared to a net loss of $4.2 million in the same period last year. Adjusted EBITDA was negative $2.7 million for the second quarter of fiscal 2022 compared to an Adjusted EBITDA of negative $1.9 million for the same period last year.

Net loss was $8.2 million for the six months ended September 30, 2021, compared to a net loss of $6.0 million in the same period last year. Adjusted EBITDA was negative $5.0 million for the six months ended September 30, 2021, compared to an Adjusted EBITDA of negative $1.8 million for the same period last year.

Cash and cash equivalents were $38.3 million as of September 30, 2021, compared to $49.5 million as of March 31, 2021.

Conference Call and Webcast

Capstone will host a live webcast on November 10, 2021, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the fiscal year 2022 second quarter ended September 30, 2021. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.CapstoneGreenEnergy.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Green Energy

Capstone Green Energy (www.CapstoneGreenEnergy.com) (NASDAQ: CGRN) is a leading provider of customized microgrid solutions and on-site energy technology systems focused on helping customers around the globe meet their environmental, energy savings, and resiliency goals. Capstone Green Energy focuses on four key business lines. Through its Energy as a Service (EaaS) business, it offers rental solutions utilizing its microturbine energy systems and battery storage systems, comprehensive Factory Protection Plan (FPP) service contracts that guarantee life-cycle costs, as well as aftermarket parts. Energy Generation Technologies (EGT) are driven by the Company's industry-leading, highly efficient, low-emission, resilient microturbine energy systems offering scalable solutions in addition to a broad range of customer-tailored solutions, including hybrid energy systems and larger frame industrial turbines. The Energy Storage Solutions (ESS) business line designs and installs microgrid storage systems creating customized solutions using a combination of battery technologies and monitoring software. Through Hydrogen & Sustainable Products (H2S), Capstone Green Energy offers customers a variety of hydrogen products, including the Company's microturbine energy systems.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@CGRNenergy.com. To date, Capstone has shipped over 10,000 units to 83 countries and estimates that, in FY21, it saved customers over $217 million in annual energy costs and approximately 397,000 tons of carbon. Total savings over the last three years are estimated to be approximately $698 million in energy savings and approximately 1,115,100 tons of carbon savings.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations for green initiatives and execution on the Company's growth strategy and other statements regarding the Company's expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the ongoing effects of the COVID-19 pandemic; the availability of credit and compliance with the agreements governing the Company's indebtedness; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company's ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

Financial Tables to Follow

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	September 30,	March 31,
	2021	2021
Assets
Current Assets:
Cash and cash equivalents	$38,267	$49,533
Accounts receivable, net of allowances of $348 at September 30, 2021 and $314 at March 31, 2021	25,360	20,593
Inventories, net	18,023	11,829
Prepaid expenses and other current assets	4,310	4,953
Total current assets	85,960	86,908
Property, plant, equipment and rental assets, net	11,687	9,630
Non-current portion of inventories	1,752	1,845
Other assets	8,958	7,639
Total assets	$108,357	$106,022
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$24,754	$19,767
Accrued salaries and wages	1,351	1,889
Accrued warranty reserve	1,864	5,850
Deferred revenue	4,965	6,374
Current portion of notes payable and lease obligations	860	576
Total current liabilities	33,794	34,456
Deferred revenue - non-current	700	765
Term note payable, net	50,932	52,865
Long-term portion of notes payable and lease obligations	6,155	4,762
Total liabilities	91,581	92,848
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 15,325,464 shares issued and 15,228,151 shares outstanding at September 30, 2021; 12,898,144 shares issued and 12,824,190 shares outstanding at March 31, 2021	15	13
Additional paid-in capital	946,278	934,381
Accumulated deficit	(927,447)	(919,271)
Treasury stock, at cost; 97,313 shares at September 30, 2021 and 73,954 shares at March 31, 2021	(2,070)	(1,949)
Total stockholders’ equity	16,776	13,174
Total liabilities and stockholders' equity	$108,357	$106,022

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue:
Product and accessories	$8,465	$7,206	$16,854	$13,812
Parts and service	8,731	7,700	16,424	15,287
Total revenue	17,196	14,906	33,278	29,099
Cost of goods sold:
Product and accessories	8,797	7,347	17,790	14,147
Parts and service	5,689	4,997	10,130	9,017
Total cost of goods sold	14,486	12,344	27,920	23,164
Gross margin	2,710	2,562	5,358	5,935
Operating expenses:
Research and development	987	599	1,870	969
Selling, general and administrative	6,438	4,872	11,762	8,418
Total operating expenses	7,425	5,471	13,632	9,387
Loss from operations	(4,715)	(2,909)	(8,274)	(3,452)
Other income	(5)	11	660	15
Interest income	6	8	11	16
Interest expense	(1,278)	(1,313)	(2,513)	(2,604)
Gain on debt extinguishment	—	—	1,950	—
Loss before provision for income taxes	(5,992)	(4,203)	(8,166)	(6,025)
Provision for income taxes	2	9	10	10
Net loss	(5,994)	(4,212)	(8,176)	(6,035)
Less: Deemed dividend on purchase warrant for common shares	—	15	—	15
Net loss attributable to common stockholders	$(5,994)	$(4,227)	$(8,176)	$(6,050)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.40)	$(0.38)	$(0.58)	$(0.56)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	15,167	11,040	14,202	10,862

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)
(Unaudited)

	Three months ended		Six months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	September 30,		September 30,
	2021	2020	2021	2020
Net loss, as reported	$(5,994)	$(4,212)	$(8,176)	$(6,035)
Interest expense	1,278	1,313	2,513	2,604
Provision for income taxes	2	9	10	10
Depreciation and amortization	458	349	844	703
EBITDA	$(4,256)	$(2,541)	$(4,809)	$(2,718)

Gain on debt extinguishment	—	—	(1,950)	—
Additional PPP Loan forgiveness	—	—	(660)	—
Stock-based compensation and other expense	780	664	1,650	962
Legal settlements	750	—	750	—
Adjusted EBITDA	$(2,726)	$(1,877)	$(5,019)	$(1,756)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before gain on debt extinguishment, additional PPP loan forgiveness, stock-based compensation and other expense, and legal settlements. Gain on debt extinguishment and additional PPP loan forgiveness relates to the Paycheck Protection Program loan forgiveness. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, and vendors. Legal settlements represents non-recurring legal settlements for employment matters.

Adjusted EBITDA is not a measure of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to, net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity.

While management believes that the non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com

SOURCE: Capstone Green Energy Corporation